This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

Legg Mason Capital Management, Inc.


By______/s/ Gregory B. McShea_______________
        Gregory B. McShea, Chief Compliance Officer



Legg Mason Value Trust, Inc.


By______/s/ Gregory Merz___________________
        Gregory Merz, Vice President